Calibrus, Inc. – Signs Agreement to continue to provide ongoing Third Party Verification Services for one of its largest customers.

Contact: Kevin Asher, CFO
Tel. (602) 778-7516                                                                                                FOR IMMEDIATE RELEASE
Email: kasher@calibrus.com

April 19, 2010 (PR Newswire) –

TEMPE, Ariz., April 19, 2010 /PRNewswire/ -- Calibrus, Inc. is pleased to announce we have entered into a contract with one of our largest customers to continue to provide third party verification services.  The contract continues our ongoing relationship with one of the largest telecommunication companies for another year with an option to extend the contract for two additional years thereafter.

Jeff Holmes, Calibrus’ CEO, said, “We are excited to continue our relationship with one of the largest telecommunication companies in the U.S.  This contract renewal shows the confidence a large company has in Calibrus’ ongoing ability to deliver superior service and technical solutions.  We look forward to continuing our successful eight (8) year ongoing relationship with our customer not only for one more year but for future years.”

ABOUT CALIBRUS - Calibrus, Inc. (OTC Bulletin Board: CALB) is an industry leading managed services outsourcing vendor, specializing in Third Party Verification, Hosted Call Recording and IVR Services. Calibrus has developed experience in call recording, regulatory compliance calls and IVR use and functionality in its ten years of operation. Over this time, Calibrus has earned the trust of the nation's largest telecom, cable and insurance companies, and has processed and recorded over 50 million live agent and IVR calls.  Calibrus also operates the JabberMonkey website (www.jabbermonkey.com), a premiere site for expressing and gathering public opinion on a global scale. For more information on Calibrus visit the Calibrus website at www.calibrus.com.